Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Sinclair Broadcast Group, Inc. of our reports dated March 8, 2007, with respect to the consolidated financial statements and schedule of Sinclair Broadcast Group, Inc., Sinclair Broadcast Group, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sinclair Broadcast Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Registration Statement Number	Description

333-58135	Form S-8
333-12257	Form S-3
333-12255	Form S-3
333-43047	Form S-8
333-31569	Form S-8
333-31571	Form S-8
333-103528	Form S-8
333-129615	Form S-8
333-86712	Form S-3
333-49543	Form S-3

/s/ Ernst & Young LLP

Baltimore, Maryland

March 8, 2007